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CONTACT INFORMATION:

The Piacente Group, Inc. | Investor Relations

Lee Roth

(212) 481-2050

unitek@tpg-ir.com

UniTek Global Services Names Rocky Romanella as CEO

Romanella is Former UPS President of Retail and Residential Operations

Blue Bell, PA — July 16, 2012 — Today, the Board of Directors of UniTek Global Services, Inc. (UniTek) (NASDAQ: UNTK) announced the appointment of Rocky Romanella as UniTek’s Chief Executive Officer, effective July 18, 2012. UniTek is a premier provider of permanently outsourced infrastructure services to the telecommunications, broadband cable, wireless, two-way radio, transportation, public safety and satellite television industries.

Michael F. O'Donnell, chairman of UniTek’s Board of Directors, said, “Rocky holds extensive experience at a multi-billion dollar corporation with one of the world’s leading global brands. His proven execution, visionary thinking and leadership capabilities are ideally suited to enhance UniTek’s growth momentum. We believe that the company is on track to meet its business objectives this year and we expect to continue to achieve strong growth. We welcome Rocky to the executive team, and look forward to his contributions to the company’s future success.”

Formerly President of Retail and Residential Operations, Romanella has spent his entire career spanning more than 36 years at United Parcel Service (UPS). Under his direction, UPS successfully launched one of the largest re-branding initiatives in franchising history, revolutionizing the $9 billion retail shipping and business services market. He was responsible for the global strategy of all U.S. and international retail channels. Romanella was instrumental in leading UPS’s entry into the healthcare industry while managing and integrating more than 20 acquisitions into the UPS Supply Chain business. His responsibilities have also included overseeing nearly 72,000 employees throughout nine states.

Romanella has experience in all facets of the UPS business operations. For over three decades, Romanella held various management positions including hub and package operations and industrial engineering. He led project teams on numerous special assignments to develop customer solutions tools and processes for improving operational efficiencies, and was instrumental in generating revenue growth for UPS Supply Chain Solutions in North and South America. He is a winner of the UPS Chairman’s Award for Excellence.

“I’m pleased to be joining UniTek and grateful for the confidence of the board,” said Romanella. “UniTek has a great team in place and a solid strategic plan that has delivered double-digit annual revenue and EBITDA growth. UniTek holds an admirable track record of execution and I believe we can do even better. My goals are to continue to exceed our customers’ expectations, and to grow the company organically by providing continued best-in-class service and technology, as well as capitalize on expansion opportunities.” Romanella added, “UniTek has a great reputation in the industry, and I see my role as making sure we maintain and grow our leadership position.”

In connection with his hiring, Mr. Romanella will receive an inducement grant of 192,307 shares upon his commencement of employment subject to service-based vesting in four equal annual installments on the dates that are 6, 12, 18 and 24 months following the grant date.

About UniTek Global Services

UniTek Global Services is a provider of engineering, construction management and installation fulfillment services to companies specializing in the telecommunications, broadband cable, wireless, two-way radio, transportation, public safety and satellite industries. UniTek has created a scalable operating platform, enabling each UniTek subsidiary to deliver quality services to its Fortune 200 customers. UniTek, based in Blue Bell, PA, utilizes a diverse workforce of approximately 6,400 deployed in 102 locations in the United States and Canada. For more information, visit www.unitekgs.com.

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